Exhibit 23.1.2

Consent of Independent Registered Public Accounting Firm

PASSUR Aerospace, Inc.
One Landmark Square, Suite 1900
Stamford, Connecticut 06901

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) by PASSUR Aerospace, Inc. (the “Company”), pertaining to the PASSUR Aerospace, Inc. 2019 Stock Incentive Plan, of our report dated January 27, 2020 with respect to the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended October 31, 2019 filed with the Commission.

/S/ BDO USA, LLP
Melville, New York
February 4, 2020